Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
SECOND QUARTER AND SIX MONTHS 2010 FINANCIAL RESULTS

Declares Quarterly Dividend of $0.08 per Share
Purchases 7 Modern Tankers
Closes $207 million Follow-on Equity Offering
Arranges $372 million Credit Facility

New York, New York, July 28, 2010 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three and six months ended June 30, 2010.

Financial Review: Second Quarter 2010

The Company recorded a net loss of $14.3 million or $0.25 basic and $0.25 diluted loss per share for the three months ended June 30, 2010 compared to net income of $7.3 million or $0.13 basic and $0.13 diluted earnings per share for the three months ended June 30, 2009. The decrease in net income was primarily the result of an 18.1% decrease in TCE to $22,633 per day for the three months ended June 30, 2010 compared to $27,649 per day for the prior year period, as well as an $11.2 million increase in net interest expense to $19.0 million for the three months ended June 30, 2010 compared to $7.8 million for the prior year period.

John Tavlarios, President of General Maritime Corporation, commented, “During the second quarter of 2010 and year-to- date,  we entered into several important value-creating transactions,  positioning the Company to grow its modern fleet, increase its earnings power and strengthen its balance sheet.   With our agreement to acquire seven double-hull tankers, we capitalized on attractive asset values and expect to expand our fleet by approximately 50% on a tonnage basis and further improve our age profile.  With a flexible deployment strategy, a diverse service offering and an increased presence in the favorable VLCC market, we have positioned the Company to take advantage of future tanker rate increases while achieving a level of stability in our results.   As we focus on integrating the newly acquired vessels into the Company, we will continue to concentrate on providing leading international charterers with service that meets the highest operational standards.”

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 13.8% to $61.0 million for the three months ended June 30, 2010 compared to $70.8 million for the three months ended June 30, 2009.  This was primarily due to an increase in voyage expenses from $9.4 million for the three months ended June 30, 2009, to $30.4 million for the three months ended June 30, 2010.  This increase in voyage expenses were due to higher bunker costs as well as an increase in percentage of spot market operating days for the second quarter 2010, compared to the prior year period.  EBITDA for the three months ended June 30, 2010 decreased 27% to $27.0 million compared to $37.0 million for the prior year period (please see below for a reconciliation of EBITDA to net income). As of June 30, 2010 the Company’s net debt (calculated as total long term debt less cash) was $842.6 million.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, increased 1.3% from $33.2 million for the three months ended June 30, 2009 to $33.7 million for the three months ended June 30, 2010.  Total vessel operating expenses is a measurement of the Company’s total expenses associated with operating its vessels.  Daily direct vessel operating expenses increased by 2.9% to $8,602 for the quarter ended June 30, 2010 compared to $8,359 for the prior year period. This increase was primarily due to increased costs on the VLCC vessels as well as certain Handymax and Panamax vessels whose fixed fee contracts from the prior year period expired, subjecting them to higher current market costs.  Additionally, daily vessel operating expenses on certain vessels still on fixed fee contracts from the Arlington acquisition experienced annual contractual fee increases.

General and administrative costs decreased by 2.5% to $9.4 million for the quarter ended June 30, 2010 compared to $9.7 million for the prior year period.  Contributing to this reduction were a decrease in personnel costs in our New York office and in operating costs of our Portugal office resulting primarily from an appreciation of the U.S. Dollar against the Euro.

Financial Review: First Half 2010

Net loss was $23.4 million or $0.41 basic and $0.41 diluted loss per share, for the six months ended June 30, 2010 compared to net income of $26.2 million, or $0.48 basic and $0.47 diluted earnings per share, for the six months ended June 30, 2009. Net voyage revenues decreased 17.4% to $126.9 million for the six months ended June 30, 2010 compared to $153.7 million for the six months ended June 30, 2009.  EBITDA decreased 31% to $59.1 million for the six months ended June 30, 2010 compared to $85.7 million for the six months ended June 30, 2009.  TCE rates obtained by the Company’s fleet decreased 19.7% to $23,479 per day for the six months ended June 30, 2010 from $29,227 for the prior year period. Total vessel operating expenses decreased 0.4% to $67.7 million for the six months ended June 30, 2010 from $68.0 million for the prior year period, and daily direct vessel operating expenses increased 4.2% to $8,648 for the six month period ended June 30, 2010 from $8,299 from the prior year period.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three and six months ended June 30, 2010 and 2009 as well as selected consolidated balance sheet data as of December 31, 2009.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and six months ended June 30, 2010 and 2009.

	Three Months Ended		Six Months Ended
	June - 10	June - 09	June - 10	June - 09
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$91,467	$80,226	$189,023	$172,575
Voyage expenses	(30,448)	(9,446)	(62,118)	(18,870)
Net voyage revenues	61,019	70,780	126,905	153,705
Direct vessel expenses	24,265	23,579	48,526	46,563
Other expenses	-	-	-	-
General and administrative expenses	9,423	9,668	19,150	21,409
Depreciation and amortization	22,294	21,935	44,601	43,785
Loss on sale of vessels and equipment	544	144	531	144
Operating income	4,493	15,454	14,097	41,804
Net interest expense	18,994	7,788	37,849	15,698
Other (income) expense	(192)	387	(364)	(69)
Net (Loss) Income	$(14,309)	$7,279	$(23,388)	$26,175

Basic (loss) earnings per share	$(0.25)	$0.13	$(0.41)	$0.48

Diluted (loss) earnings per share	$(0.25)	$0.13	$(0.41)	$0.47

Weighted average shares outstanding, thousands	58,373	54,536	57,025	54,523
Diluted average shares outstanding, thousands	58,373	55,592	57,025	55,541

			June - 10	December-09
BALANCE SHEET DATA, at end of period			(Unaudited)	(Audited)
(Dollars in thousands)
Cash			$150,249	$52,651
Current assets, including cash			212,962	108,528
Total assets			1,573,955	1,445,257
Current liabilities, including current portion of long-term debt			48,118	56,194
Current portion of long-term debt			-	-
Total long-term debt, including current portion			992,895	1,018,609
Shareholders' equity			524,112	364,909

	Three Months Ended		Six Months Ended
	June - 10	June - 09	June - 10	June - 09
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$26,979	$37,002	$59,062	$85,658
Net cash provided by operating activities	(13,682)	31,098	6,289	56,842
Net cash provided (used) by investing activities	(62,943)	(2,356)	(61,429)	(4,481)
Net cash provided (used) by financing activities	161,858	(28,884)	154,449	(107,816)
Capital expenditures
Vessel sales (purchases) net, including construction in progress	-	-	-	-
Drydocking or capitalized survey or improvement costs	(4,600)	(11,730)	(5,803)	(14,282)
Weighted average long-term debt	1,018,797	940,500	1,018,727	948,787

FLEET DATA
Total number of vessels at end of period	31	31	31	31
Average number of vessels (2)	31.0	31.0	31.0	31.0
Total voyage days for fleet (3)	2,696	2,560	5,405	5,259
Total time charter days for fleet	1,470	2,163	3,084	4,310
Total spot market days for fleet	1,226	397	2,321	949
Total calendar days for fleet (4)	2,821	2,821	5,611	5,611
Fleet utilization (5)	95.6%	90.7%	96.3%	93.7%

AVERAGE DAILY RESULTS
Time charter equivalent (6)	$22,633	$27,649	$23,479	$29,227
Direct vessel operating expenses per vessel (7)	8,602	8,359	8,648	8,299
EBITDA (8)	9,564	13,117	10,526	15,266

	Three Months Ended		Six Months Ended
	June - 10	June - 09	June - 10	June - 09
EBITDA Reconciliation
Net Income	$(14,309)	$7,279	$(23,388)	$26,175
+ Net interest expense	18,994	7,788	37,849	15,698
+ Depreciation & Amortization	22,294	21,935	44,601	43,785
EBITDA	$26,979	$37,002	$59,062	$85,658

(1)
EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance.  EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing.  EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(3)	Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.
(4)	Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(5)	Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(6)
Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis.  Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.

(7)
Daily direct vessel operating expenses, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8)	Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of July 28, 2010, General Maritime Corporation’s fleet was comprised of 32 wholly owned tankers, consisting of 3 VLCC, 11 Suezmax, 12 Aframax, 2 Panamax, and 4 Products tankers, with a total carrying capacity of approximately 4.2 million deadweight tons, or dwt.  The average age of the Company’s fleet as of June 30, 2010 by dwt was 10.1 years compared to 9.1 years as of June 30, 2009.

As of July 28, 2010, General Maritime has 14 out of 32 vessels on time charters comprised of five Aframax, one Suezmax, two Panamax, four Handymax and two VLCC tankers.  There are options to extend charters on two of the vessels, and a profit sharing arrangement on two vessels during its option period.

The table below outlines our vessels which are on time charter as of July 28, 2010, their charter rates and the expiration dates for the charters.

Vessel	Vessel Type	Expiration Date		Daily Rate (1)

Genmar Ajax	Aframax	October 23, 2010		$17,500
Genmar Daphne	Aframax	August 2, 2010		$19,000
Genmar Defiance	Aframax	October 1, 2010		$17,500
Genmar Revenge	Aframax	July 31, 2010		$25,000
Genmar St. Nikolas	Suezmax	February 7, 2011		$39,000
Genmar Strength	Aframax	August 29, 2010		$18,500
Genmar Companion	Panamax	January 27, 2011	(2)	$17,000	(3)
Stena Compatriot	Panamax	November 10, 2010	(2)	$18,989	(4)
Stena Concept	Handymax	January 4, 2011	(2)	$18,264	(5)
Genmar Concord	Handymax	February 2, 2011		$12,659
Stena Consul	Handymax	November 10, 2010	(2)	$16,964	(6)
Stena Contest	Handymax	January 4, 2011	(2)	$18,264	(5)
Genmar Victory	VLCC	February 11, 2012	(2)	$40,500	(7)
Genmar Vision	VLCC	March 23, 2011		TD3 Related	(8)

(1)	Before brokers' commissions.
(2)	Charter end date excludes periods that are at the option of the charterer.
(3)	Optional period rate adjusts as follows: January 28, 2011 to January 27, 2012 - $18,000; January 28, 2012 to January 27, 2013 - $17,500 with 50/50 profit share
(4)	Optional period rate adjusts as follows: November 11, 2010 to November 10, 2011 - $19,356; November 11, 2011 to November 10, 2012 - $19,741; November 11, 2012 to November 10, 2013 - $20,145
(5)	Optional period rate adjusts as follows: January 5, 2011 to July 4, 2011- $18,603; July 5, 2011 to July 4, 2012 - $21,158; July 5, 2012 to July 4, 2013 - $21,531
(6)	Optional period rate adjusts as follows: November 11, 2010 to November 10, 2011 - $17,303; November 11, 2011 to November 10, 2012 - $17,658; November 11, 2012 to November 10, 2013 - $18,031
(7)	1 Year Option at $40,000 with 50/50 profit share
(8)	TD3 is a tanker FFA rate for the Arabian Gulf to Asia route for VLCCs. Charter rate will vary from quarter to quarter

The Company’s primary area of operation is the Atlantic basin.  The Company also currently has vessels employed in the Black Sea and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Metrostar Acquisition

On June 6, 2010, General Maritime Corporation announced it had agreed to acquire seven modern double hull tankers from subsidiaries of Metrostar Management Corporation. The fleet to be acquired consists of five VLCC tankers built between 2002 and 2010 and two Suezmax newbuilding tankers to be delivered in 2010 and 2011.

On June 17, 2010, General Maritime Corporation announced it had priced 30.6 million shares in a follow-on offering with gross proceeds of $206.6 million.  The Company announced that it intends to use the net proceeds, from the offering, of approximately $195.6 million to finance a portion of the total purchase price for the announced vessel acquisitions. Additionally, the Company has entered into a senior secured credit facility Nordea Bank Finland plc and DnB NOR Bank ASA that the Company intends to use to finance 60% of the acquisition purchase price.

In the second quarter, the Company paid a 10% deposit in connection with the vessel acquisitions totaling $62 million.  As of July 28, 2010, the Company has taken delivery of one vessel, the Genmar Zeus, with the delivery occurring on July 2, 2010.  Of the remaining 6 vessels, 2 are scheduled for delivery in August 2010, 3 in Q4 2010 and 1 in April 2011.

Q2 2010 Dividend Announcement

The Company announced that its Board of Directors has adopted a new dividend policy under which the Company intends to declare quarterly dividends with a target amount per share of $0.08 based on the current number of shares outstanding.  The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

The Company’s Board of Directors declared a Q2 2010 quarterly dividend of $0.08 per share payable on or about September 3, 2010 to shareholders of record as of August 20, 2010. Including the Q2 2010 dividend, General Maritime has declared cumulative quarterly and special dividends of $21.95 per share.

Jeff Pribor, Chief Financial Officer of General Maritime Corporation, commented, "During the second quarter of 2010 and year-to-date period, we continued to receive strong support from both leading shipping banks and the equity capital markets, enabling the Company to successfully finance our fleet expansion in a timely manner.  We are also pleased to have deleveraged the Company’s balance sheet during a time when we significantly increased the size of our fleet.  We enter the second half of 2010 with considerable financial flexibility and remain committed to opportunistically implementing our long-term growth strategy as we continue to distribute quarterly dividends to shareholders."

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 32 tankers – three VLCC, twelve Aframax, eleven Suezmax tankers, two Panamax and four Product tankers - with a total carrying capacity of approximately 4.2 million dwt.

All per share amounts presented throughout this press release, unless otherwise noted, have been adjusted to reflect the exchange of 1.34 shares of the Company’s common stock for each share of common stock held by shareholders of General Maritime Subsidiary Corporation (formerly known as General Maritime Corporation) in connection with the Arlington acquisition.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, July 29, 2010 at 10:00 a.m. Eastern Daylight Savings Time to discuss its 2010 second quarter financial results.  To access the conference call, dial (913) 312-1480 and enter the passcode 6826494.  A replay of the conference call can also be accessed until August 12, 2010 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 6826494. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: loss or reduction in business from the Company’s significant customers; the failure of the Company’s significant customers to perform their obligations owed to us; changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; adverse changes in foreign currency exchange rates affecting the Company’s expenses; the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels; sourcing, completion and funding of financing on acceptable terms; financial market conditions and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2009 and its subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law, restrictions under the Company’s credit facilities and indenture governing the Company’s Senior Notes and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  The Company’s dividend policy may be changed at any time by the Company’s Board of Directors.

THREE MONTHS ENDED

	V-Max VLCC			Suezmax Fleet			Aframax Fleet
	% Change From Prior Period	June-10 Amount % of Total for Period	June-09 Amount % of Total for Period	% Change From Prior Period	June-10 Amount % of Total for Period	June-09 Amount % of Total for Period	% Change From Prior Period	June-10 Amount % of Total for Period	June-09 Amount % of Total for Period

Net Voyage Revenues	-21.4%	6,550	8,333	-17.1%	27,510	33,185	-4.2%	18,125	18,927
$ 1,000's		11%	12%		45%	47%		30%	27%

Average Daily TCE	-21.8%	35,991	46,039	-16.2%	30,066	35,876	-17.5%	17,099	20,731

Time Charter Revenues	-21.4%	6,550	8,333	-65.6%	11,420	33,185	-48.1%	8,143	15,689
$ 1,000's		19%	12%		33%	49%		23%	23%

Spot Charter Revenues		-	-		16,090	-	208.3%	9,982	3,238
$ 1,000's		0%	0%		62%	0%		38%	100%

Calendar Days	0.0%	182	182	0.0%	1,001	1,001	0.0%	1,092	1,092
		6%	6%		35%	35%		39%	39%

Vessel Operating Days	0.6%	182	181	-1.1%	915	925	16.1%	1,060	913
		7%	7%		34%	36%		39%	36%

Capacity Utilization	0.6%	100.0%	99.5%	-1.1%	91.4%	92.4%	16.19%	97.1%	83.6%

# Days Vessels on Time Charter	0.6%	182	181	-67.2%	303	925	-13.6%	446	516
		12%	8%		21%	43%		30%	24%

# Days Vessels on Spot Charter		-	-		612	-	54.7%	614	397
		0%	0%		50%	0%		50%	100%

Average Daily Time Charter Rate	-21.8%	35,991	46,039	5.1%	37,690	35,877	-39.9%	18,259	30,405

Average Daily Spot Charter Rate		-	-		26,291	-	99.3%	16,259	8,157

Daily Direct Vessel Expenses	39.4%	12,482	8,956	1.6%	8,552	8,415	-4.4%	8,813	9,221
(per Vessel)

Average Age of Fleet at End of Period		9.1	8.1		8.7	7.7		13.8	12.8

# Vessels at End of Period	0.0%	2.0	2.0	0.0%	11.0	11.0	0.0%	12.0	12.0
		6%	6%		35%	35%		39%	39%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	11.0	11.0	0.0%	12.0	12.0
		6%	6%		35%	35%		39%	39%

DWT at End of Period	0.0%	628	628	0.0%	1,691	1,691	0.0%	1,208	1,208
1,000's		16%	16%		44%	44%		31%	31%

THREE MONTHS ENDED

	Panamax			Handymax			Total Fleet
	% Change From Prior Period	June-10 Amount % of Total for Period	June-09 Amount % of Total for Period	% Change From Prior Period	June-10 Amount % of Total for Period	June-09 Amount % of Total for Period	% Change From Prior Period	June-10 Amount	June-09 Amount

Net Voyage Revenues	-16.3%	3,613	4,317	-13.2%	5,221	6,017	-13.8%	61,019	70,780
$ 1,000's		6%	6%		9%	9%

Average Daily TCE	-17.7%	20,070	24,390	-12.0%	14,543	16,531	-18.1%	22,633	27,649

Time Charter Revenues	-16.3%	3,613	4,317	-13.2%	5,221	6,018	-48.3%	34,947	67,542
$ 1,000's		10%	6%		15%	9%

Spot Charter Revenues		-	-		-	-	705.2%	26,072	3,238
$ 1,000's		0%	0%		0%	0%

Calendar Days	0.0%	182	182	0.0%	364	364	0.0%	2,821	2,821
		6%	6%		13%	13%

Vessel Operating Days	1.7%	180	177	-1.4%	359	364	5.3%	2,696	2,560
		7%	7%		13%	14%

Capacity Utilization	1.7%	98.9%	97.3%	-2.89%	98.6%	100.0%	5.3%	95.6%	90.7%

# Days Vessels on Time Charter	1.7%	180	177	-1.4%	359	364	-32.0%	1,470	2,163
		12%	8%		24%	17%

# Days Vessels on Spot Charter		-	-		-	-	208.8%	1,226	397
		0%	0%		0%	0%

Average Daily Time Charter Rate	-17.7%	20,070	24,390	-12.0%	14,543	16,534	-23.9%	23,774	31,226

Average Daily Spot Charter Rate		-	-		-	-	160.7%	21,266	8,157

Daily Direct Vessel Expenses	18.1%	7,582	6,422	6.1%	6,674	6,288	2.9%	8,602	8,359
(per Vessel)

Average Age of Fleet at End of Period		6.3	5.3		5.8	4.8		10.1	9.1
(Years)

# Vessels at End of Period	0.0%	2.0	2.0	0.0%	4.0	4.0	0.0%	31.0	31.0
		6%	6%		13%	13%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	4.0	4.0	17.5%	31.0	31.0
		6%	0%		13%	13%

DWT at End of Period	0.0%	145	145	0.0%	190	190	0.0%	3,862	3,862
1,000's		4%	0%		5%	0%

SIX  MONTHS ENDED

	V-Max VLCC			Suezmax Fleet			Aframax Fleet
	% Change From Prior Period	June-10 Amount % of Total for Period	June-09 Amount % of Total for Period	% Change From Prior Period	June-10 Amount % of Total for Period	June-09 Amount % of Total for Period	% Change From Prior Period	June-10 Amount % of Total for Period	June-09 Amount % of Total for Period

Net Voyage Revenues	-24.7%	12,829	17,042	-10.5%	61,117	68,314	-24.3%	36,375	48,042
$ 1,000's		10%	11%		48%	44%		29%	31%

Average Daily TCE	-24.5%	35,639	47,208	-7.9%	33,001	35,842	-31.6%	17,142	25,074

Time Charter Revenues	-49.4%	8,617	17,042	-58.1%	28,183	67,190	-40.2%	18,839	31,488
$ 1,000's		12%	13%		39%	49%		26%	23%

Spot Charter Revenues		4,212	-	2830.1%	32,934	1,124	5.9%	17,536	16,554
$ 1,000's		8%	0%		61%	6%		32%	94%

Calendar Days	0.0%	362	362	0.0%	1,991	1,991	0.0%	2,172	2,172
		6%	6%		35%	35%		39%	39%

Vessel Operating Days	-0.3%	360	361	-2.8%	1,852	1,906	10.8%	2,122	1,916
		7%	7%		34%	36%		39%	36%

Capacity Utilization	-0.3%	99.4%	99.7%	-2.89%	93.0%	95.7%	10.8%	97.7%	88.2%

# Days Vessels on Time Charter	-33.2%	241	361	-59.1%	751	1,838	-0.2%	1,033	1,035
		8%	8%		24%	43%		33%	24%

# Days Vessels on Spot Charter		119	-	1519.1%	1,101	68	23.6%	1,089	881
		5%	0%		47%	7%		47%	93%

Average Daily Time Charter Rate	-24.3%	35,757	47,208	2.7%	37,528	36,556	-40.1%	18,237	30,423

Average Daily Spot Charter Rate		35,399	-	80.9%	29,913	16,533	-14.3%	16,103	18,789

Daily Direct Vessel Expenses	20.2%	10,811	8,996	1.1%	8,479	8,389	1.5%	9,170	9,032
(per Vessel)

Average Age of Fleet at End of Period		9.1	8.1		8.7	7.7		13.8	12.8
(Years)

# Vessels at End of Period	0.0%	2.0	2.0	0.0%	11.0	11.0	0.0%	12.0	12.0
		6%	6%		35%	35%		39%	39%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	11.0	11.0	0.0%	12.0	12.0
		6%	6%		35%	35%		39%	39%

DWT at End of Period	0.0%	628	628	0.0%	1,691	1,691	0.0%	1,208	1,208
1,000's		16%	16%		44%	44%		31%	31%

SIX  MONTHS ENDED

	Panamax			Handymax			Total Fleet
	% Change From Prior Period	June-10 Amount % of Total for Period	June-09 Amount % of Total for Period	% Change From Prior Period	June-10 Amount % of Total for Period	June-09 Amount % of Total for Period	% Change From Prior Period	June-10 Amount	June-09 Amount

Net Voyage Revenues	-23.9%	6,330	8,322	-14.4%	10,254	11,985	-17.4%	126,905	153,705
$ 1,000's		5%	5%		8%	8%

Average Daily TCE	-25.2%	17,680	23,641	-13.1%	14,382	16,554	-19.7%	23,479	29,227

Time Charter Revenues	-20.9%	6,586	8,322	-14.4%	10,254	11,985	-46.7%	72,479	136,027
$ 1,000's		9%	6%		14%	9%

Spot Charter Revenues		(256)	-		-	-	207.9%	54,426	17,678
$ 1,000's		0%	0%		0%	0%

Calendar Days	0.0%	362	362	0.0%	724	724	0.0%	5,611	5,611
		6%	6%		13%	13%

Vessel Operating Days	1.7%	358	352	-1.5%	713	724	2.8%	5,405	5,259
		7%	7%		13%	14%

Capacity Utilization	1.7%	98.9%	97.2%	-1.5%	98.5%	100.0%	2.8%	96.3%	93.7%

# Days Vessels on Time Charter	-1.7%	346	352	-1.5%	713	724	-28.4%	3,084	4,310
		11%	8%		23%	17%

# Days Vessels on Spot Charter		12	-		-	-	144.6%	2,321	949
		1%	0%		0%	0%

Average Daily Time Charter Rate	-19.5%	19,034	23,641	-13.1%	14,382	16,554	-25.5%	23,502	31,561

Average Daily Spot Charter Rate		(21,337)	-		-	-	25.9%	23,449	18,628

Daily Direct Vessel Expenses	18.3%	7,744	6,548	8.5%	6,920	6,378	4.2%	8,648	8,299
(per Vessel)

Average Age of Fleet at End of Period		6.3	5.3		5.8	4.8		10.1	9.1
(Years)

# Vessels at End of Period	0.0%	2.0	2.0	0.0%	4.0	4.0	0.0%	31	31.0
		6%	6%		13%	13%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	4.0	4.0	0.0%	31.0	31.0
		6%	6%		13%	13%

DWT at End of Period	0.0%	145	145	0.0%	190	190	0.0%	3,862	3,862
1,000's		4%	4%		5%	5%